Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	For the Year Ended December 31,					Proforma
	2000	2001	2002	2003	2004	2004
Earnings (loss) –
Loss before income taxes	$(5,847)	$(10,090)	$(34,017)	$(29,789)	$(93,271)	$(95,732)
Add fixed Charges:
Interest expense on indebtedness	$843	$692	$1,936	$990	$4,480	$6,537
Estimated interest on rental expense	305	341	329	300	1,721	1,721
Amortization of deferred closing costs related to convertible notes	—	—	294	156	521	893
Amortization of discount on convertible notes	—	—	511	271

Total Adjusted Loss	$(4,699)	$(9,057)	$(30,947)	$(28,072)	$(86,549)	$(86,581)

Fixed Charges –
Interest expense on indebtedness	$843	$692	$1,936	$990	$4,480	$6,537
Estimated interest on rental expense	305	341	329	300	1,721	1,721
Amortization of deferred closing costs related to convertible notes	—	—	294	156	521	893
Amortization of discount on convertible notes	—	—	511	271

Total Fixed Charges	$1,148	$1,033	$3,070	$1,717	$6,722	$9,151

Coverage deficiency	$(5,847)	$(10,090)	$(34,017)	$(29,789)	$(93,271)	$(95,732)